Exhibit 99

UniFirst Corporation	News Release
68 Jonspin Road
Wilmington, MA 01887-1086	contact:	John B. Bartlett
Telephone 978-658-8888 Ext 520		Senior Vice President
Facsimile 978-988-0659		jbartlett@unifirst.com

UNIFIRST ANNOUNCES RECORD FINANCIAL RESULTS

FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF FISCAL 2008

Wilmington, MA (April 2, 2008) -- UniFirst Corporation (NYSE: UNF) today announced its record revenues and earnings for its second quarter and first six months of fiscal 2008 which ended March 1, 2008.

Second quarter net income increased 119.6% to $15.3 million, or $0.79 per diluted common share, from last year’s second quarter net income of $7.0 million, or $0.36 per diluted common share. Net income for the first six months of fiscal 2008 increased 53.4% to $31.8 million, or $1.64 per diluted common share, from $20.7 million, or $1.07 per diluted common share for the comparable period in 2007. Revenues were a record $270.3 million and $517.5 million for the second quarter and first six months of fiscal 2008. These revenues represent increases of 21.6% and 16.4%, respectively, over the comparable fiscal 2007 quarterly and six month periods.

Both the second quarter and six month periods in fiscal 2008 include an extra week compared to fiscal 2007 as fiscal 2008 is a 53 week year for the Company. The extra week in fiscal 2008 accounted for revenue growth of approximately 8.9% and 4.4% compared to the second quarter and first six months of fiscal 2007, respectively.

The Company’s second quarter and six month earnings in fiscal 2007 were affected by severance expense as well as by adjustments made to the Company’s environmental reserves. These combined to decrease the Company’s income from operations and net income by approximately $2.3 million and $1.4 million, respectively. Without these adjustments, the Company’s diluted earnings per share for the second quarter and the first six months of fiscal 2007 would have been $0.43 and $1.14, respectively.

The increase in earnings is primarily due to strong revenue growth as well as higher operating margins in the Company’s core laundry operations, which excludes the Company’s Specialty Garments and First Aid segments. Core laundries revenues increased 21.0% and 16.8% for the quarterly and six month periods, respectively, compared to fiscal 2007. The core laundries organic growth, which excludes the effects of the extra week, acquisitions and fluctuations in the Canadian exchange rate, was 7.6% and 7.8% for the quarter and six month periods. Even excluding the severance and environmental charges from the fiscal 2007 results, the core laundry operations pro forma operating margins increased significantly from 8.2% and 9.7% in the second quarter and first half of fiscal 2007 to 11.0% and 11.7% for the comparative quarterly and six month periods of fiscal 2008, respectively. The improvement is primarily due to lower merchandise amortization as well as lower payroll and related costs as a percentage of revenues. Fuel costs associated with our fleet of delivery vehicles continued to climb during the second quarter and have partially offset these benefits.

The Company’s Specialty Garments and First Aid segments also produced solid quarterly results contributing to the Company’s overall revenue and income growth. In addition, the Company provided for income taxes at a rate of 38.5% for both the second quarter and first six months of fiscal 2008 compared to 39.25% for the comparable 2007 periods.

"We’re very pleased with the record results we’ve produced in the quarter and first half" said UniFirst President and Chief Executive Officer, Ron Croatti. “However, with the prospect of continued weakness in the U.S. economy and a lack of buyer confidence in many business sectors, we’re approaching the second half of the year with the appropriate amount of caution”

The Company will hold a conference call today at 4:00 PM (EDT) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing and facility services products in North America. The Company employs over 10,000 team partners who serve over 200,000 customer locations in 46 U.S. states, Canada and Europe from 200 customer service, distribution, and manufacturing facilities. UniFirst Corporation is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements

This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of negative economic conditions on the Company’s customers and such customers’ workforce, the continuing increase in domestic healthcare costs, demand and prices for the Company’s products and services, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission (including the Sarbanes-Oxley Act of 2002), New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy and general economic conditions. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements. The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Fourteen	Thirteen	Twenty-seven	Twenty-six
	weeks ended	weeks ended	weeks ended	weeks ended
	March 1,	February 24,	March 1,	February 24,
(In thousands, except share and per share data)	2008	2007	2008	2007

Revenues	$270,288	$222,367	$517,548	$444,744

Costs and expenses:
Operating costs (1)	172,481	146,190	323,628	283,109
Selling and administrative expenses (1)	56,066	50,441	109,614	98,831
Depreciation and amortization	14,115	11,819	26,902	23,404
	242,662	208,450	460,144	405,344

Income from operations	27,626	13,917	57,404	39,400

Other expense (income):
Interest expense	3,359	2,998	6,863	6,320
Interest income	(580)	(538)	(1,093)	(1,004)
	2,779	2,460	5,770	5,316

Income before income taxes	24,847	11,457	51,634	34,084
Provision for income taxes	9,566	4,497	19,879	13,378

Net income	$15,281	$6,960	$31,755	$20,706

Income per share – Basic:
Common Stock	$0.83	$0.38	$1.73	$1.13
Class B Common Stock	$0.67	$0.30	$1.39	$0.91

Income per share – Diluted:
Common Stock	$0.79	$0.36	$1.64	$1.07

Weighted average number of shares outstanding – Basic:
Common Stock	14,359	14,319	14,356	14,313
Class B Common Stock	4,937	4,939	4,937	4,940
	19,296	19,258	19,293	19,253

Weighted average number of shares outstanding – Diluted:
Common Stock	19,366	19,362	19,365	19,336

Dividends per share:
Common Stock	$0.0375	$0.0375	$0.0750	$0.0750
Class B Common Stock	$0.0300	$0.0300	$0.0600	$0.0600

(1) Exclusive of depreciation on the Company’s fixed assets and amortization of its intangible assets.

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)	March 1, 2008	August 25, 2007 (a)
Assets
Current assets:
Cash and cash equivalents	$23,109	$12,698
Receivables, net	104,674	91,906
Inventories	46,460	44,282
Rental merchandise in service	90,743	86,129
Prepaid and deferred income taxes	13,779	13,399
Prepaid expenses	3,921	1,807

Total current assets	282,686	250,221

Property and equipment:
Land, buildings and leasehold improvements	300,698	286,255
Machinery and equipment	315,060	299,831
Motor vehicles	102,172	95,214

	717,930	681,300
Less - accumulated depreciation	366,316	347,233
	351,614	334,067

Goodwill	245,901	224,366
Customer contracts and other intangible assets, net	67,073	62,064
Other assets	3,739	3,746

	$951,013	$874,464

Liabilities and shareholders' equity
Current liabilities:
Current maturities of long-term obligations	$287	$539
Accounts payable	51,189	45,297
Accrued liabilities	92,402	86,283
Accrued income taxes	6,334	—

Total current liabilities	150,212	132,119

Long-term obligations, net of current maturities	229,579	205,510
Deferred income taxes	39,807	39,508

Shareholders' equity:
Common Stock	1,436	1,435
Class B Common Stock	494	494
Capital surplus	17,246	16,332
Retained earnings	504,316	473,934
Accumulated other comprehensive income	7,923	5,132

Total shareholders' equity	531,415	497,327

	$951,013	$874,464

(a) Derived from audited financial statements

UniFirst Corporation and Subsidiaries

Detail of Operating Results

(Unaudited)

Revenues

	Fourteen	Thirteen
	weeks ended	weeks ended
	March 1,	February 24,	Dollar	Percent
(In thousands, except percentages)	2008	2007	Change	Change

Core Laundry Operations	$244,545	$202,050	$42,495	21.0%
Specialty Garments	17,127	12,924	4,203	32.5
First Aid	8,616	7,393	1,223	16.5
Consolidated total	$270,288	$222,367	$47,921	21.6%

	Twenty-seven	Twenty-six
	weeks ended	weeks ended
	March 1,	February 24,	Dollar	Percent
(In thousands, except percentages)	2008	2007	Change	Change

Core Laundry Operations	$466,657	$399,514	$67,143	16.8%
Specialty Garments	34,382	30,104	4,278	14.2
First Aid	16,509	15,126	1,383	9.1
Consolidated total	$517,548	$444,744	$72,804	16.4%

Income from Operations

	Fourteen	Thirteen
	weeks ended	weeks ended
	March 1,	February 24,	Dollar	Percent
(In thousands, except percentages)	2008	2007	Change	Change

Core Laundry Operations	$26,950	$14,306	$12,644	88.4%
Specialty Garments	364	(450)	814	180.9
First Aid	312	61	251	408.2
Consolidated total	$27,626	$13,917	$13,709	98.5%

	Twenty-seven	Twenty-six
	weeks ended	weeks ended
	March 1,	February 24,	Dollar	Percent
(In thousands, except percentages)	2008	2007	Change	Change

Core Laundry Operations	$54,676	$36,275	$18,401	50.7%
Specialty Garments	2,419	2,495	(76)	-3.0
First Aid	309	630	(321)	-50.9
Consolidated total	$57,404	$39,400	$18,004	45.7%